Exhibit 10.10

EXECUTION VERSION

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is dated December 21, 2015 (the “Effective Date”), by and between the entities named in Schedule A-1 hereto (each a “Studio City Party” and collectively, “Studio City Parties”), on the one hand, and the entities named in Schedule A-2 hereto (each a “Melco Crown Party” and collectively, “Melco Crown Parties”), on the other hand. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.

PRELIMINARY STATEMENTS

A. Melco Crown Entertainment Limited (“MCE”), through its subsidiary MCE Cotai Investments Limited, owns a 60% equity interest in Studio City International Holdings Limited (“SCIH”).

B. MCE is a developer, owner and operator of casino gaming and entertainment resort facilities in Asia and has experience in conducting gaming, hotel and related businesses.

C. SCIH is the developer, owner and operator of the Studio City project, a large- scale cinematically-themed integrated entertainment, retail and gaming resort which is expected to open on October 27, 2015 (“Studio City Complex”). The Studio City Complex, upon completion, will include gaming facilities, hotel offerings and various entertainment, retail and food and beverage outlets.

D. Certain aspects of the Studio City Complex are governed by the Services and Right to Use Agreement and neither this Agreement nor any Work Agreement (as defined below) is intended to modify, amend, alter or supersede in any manner the Services and Right to Use Agreement or apply to any of the matters covered by such agreement.

E. The Parties desire to enter into this Agreement to set out the terms and conditions that shall apply to certain services to be provided under the Work Agreements by (i) Melco Crown Parties to Studio City Parties and (ii) Studio City Parties to Melco Crown Parties, in each case on terms that are fair and beneficial to the party receiving such services and based on arms’ length negotiations from a commercial perspective, as part of the ordinary course of their respective businesses and to secure access to the services that may be offered by a counterparty to this Agreement, on the terms and conditions set forth herein.

F. On the basis that the Melco Crown Parties are related parties of the Studio City Parties under the Related Party Transactions Policy and Procedures of SCIH, each of the Studio City Parties, including SCIH, has obtained the requisite internal approvals to enter into this Agreement, the Work Agreements (as defined below) dated as of the Effective Date (and as in effect as of the Effective Date) and any and all transactions to be undertaken under and in accordance with such Work Agreements in satisfaction of the requirements under the Shareholders Agreement (as defined below) and the Related Party Transactions Policy and Procedures of SCIH and will be required to obtain internal approvals in satisfaction of the requirements under the Shareholders Agreement and the Related Party Transactions Policy and Procedures of SCIH for additional Work Agreements or amendments to then existing Work Agreements or this Agreement to the extent the terms thereof so require.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS; USAGE

1.1 DEFINED TERMS

For the purposes of this Agreement, the following terms have the meanings specified in this Section 1.1:

“Additional Service” is defined in Section 2.1(c).

“Adjustment Documentation” is defined in Section 3.2(d).

“Affiliates” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For the purposes of this definition, “control” of a Party means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this Agreement, (a) MCE and its subsidiaries (other than SCIH and its subsidiaries) shall not be regarded as Affiliates of SCIH and its subsidiaries and (b) SCIH and its subsidiaries shall not be regarded as Affiliates of MCE and its subsidiaries (other than SCIH and its subsidiaries).

“Agreed MSM Remedy” is defined in Section 3.2(e).

“Agreement” is defined in the preamble.

“Business Day” means any day other than a day, which is Saturday or Sunday, or other day on which commercial banks in Macau or Hong Kong are authorized or required to be closed.

“Change” is defined in Section 2.1(c)(i).

“Change Request” is defined in Section 2.1(c)(i).

“Confidential Information” is defined in Section 4.3(b).

“Damages” is defined in Section 6.1(a)(i).

“Disclosing Party” is defined in Section 4.3(a).

“Dispute” means any dispute, controversy, difference or claim arising out of or relating to (i) this Agreement or any Work Agreement (including the existence, validity, interpretation, performance, breach or termination thereof), (ii) matters involving a decision to be made by a Studio City Party whether or not to terminate this Agreement or any Work Agreement (or any portion thereof) or (iii) matters involving a decision to be made by a Studio City Party whether or not to bring a claim under this Agreement or any Work Agreement.

“Due Date” is defined in Section 3.2(b).

“Effective Date” is defined in the preamble.

“Fees” is defined in Section 3.1(a).

“Financier” is defined in Section 4.3(c).

“Financing” is defined in Section 7.7.

“Force Majeure Event” means any event that is beyond the reasonable control of a Party whose performance is prevented, hindered, limited or delayed by such event, including death, fire, explosion, equipment failure (other than any equipment failure that could have been prevented through prudent and appropriate routine maintenance), action of the natural elements, riot, war, acts of terrorism, shortages or unavailability of transportation or raw materials, changes in laws or regulations, orders or decrees and similar events beyond the reasonable control of such Party.

“Group” means the MCE Group or the SCIH Group, as the context requires.

“HKIAC” is defined in Section 7.10(b).

“Indemnified Party” is defined in Section 6.1(b).

“Indemnifying Party” is defined in Section 6.1(b).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, copyrights, trade secrets, slogans, advertisements, promotions, proprietary information (including, without limitation, customer lists, marketing strategies and other similar information) and know-how relating to operating methods, procedures and policies, inventions (whether patentable or not), software and all object and source code versions thereof and all related documentation, flow charts, and user/service/operating manuals, and any other intangible right protectable under any applicable Law.

“Item Projected Amount” means the amount for a line item for the applicable period set forth in the MSM.

“Key Studio City Entities” means entities which own and control the Studio City Complex and other facilities which are material for purposes of sustaining operations of the Studio City Complex as a whole and the gaming areas in particular.

“Law” means any laws, ordinances, rules, regulations, permits, licenses and certificates, orders, judgments, and decrees of courts and governmental bodies of competent jurisdiction.

“Lien” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option, right of first refusal, restriction, extraction, imposition, charge or other claims of third parties of any kind of nature.

“MCE” is defined in the recitals.

“MCE Change of Control Event” means the occurrence of any of the following:

(i) MCE does not directly, or indirectly through one or more interposed entities, own and control SCIH as conclusively determined by holding a majority of the voting power of SCIH or having the right to appoint a majority of the board of directors or similar governing body of SCIH, and

(ii) MCE does not directly, or indirectly through one or more interposed entities, own and control the Key Studio City Entities, with ownership and control in each instance being conclusively determined by holding a majority of the voting power in or having the right to appoint a majority of the board of directors or similar governing body of the relevant Key Studio City Entity, provided that, in the event any of the foregoing entities (or all or substantially all of such entity’s assets) is sold, transferred or otherwise disposed of, directly or indirectly, to a third party while such entity is directly or indirectly under MCE control (other than in connection with any action taken by a lender to enforce any Lien against such entity or such entity’s assets or the entities through which MCE directly or indirectly holds the Key Studio City Entities or their assets), such entity shall no longer be deemed to be a Key Studio City Entity, and

(iii) any lender has taken any action to foreclose on or enforce any Lien against a Studio City Party, Key Studio City Entity or any such interposed entities or their assets which prevents MCE from exercising any such power or right in clause (i) or (ii) or the result of which is that MCE is fundamentally deprived of ownership or control over SCIH, any Key Studio City Entity or any interposed entities or their assets, which assets are material for purposes of sustaining operations of the Studio City Complex as a whole and the gaming areas in particular or the exercise of any such powers or right.

“MCE Group” means MCE and any Affiliate of MCE.

“MCE Personnel” means any employees, agents or other personnel of MCE or any other member of the MCE Group that perform work in connection with any Melco Crown Services.

“MCE Resorts” means the hotel resort complexes majority owned and operated by MCE and its subsidiaries from time to time in Macau, but excluding Studio City Complex.

“Melco Crown Party” and “Melco Crown Parties” are defined in the preamble.

“Melco Crown Service” and “Melco Crown Services” are defined in Section 2.1(a).

“Melco Crown’s Intellectual Property” is defined in Section 4.2(a).

“MSM” means the Master Services Model in the form attached hereto as Exhibit A, setting forth the projected amounts to be charged for Services hereunder for the relevant twelve (12) month period, as amended from time to time in accordance with this Agreement to reflect projected charges for subsequent twelve (12) month periods.

“Non-gaming Intellectual Property” means any Intellectual Property that does not constitute Operator’s Intellectual Property under the Services and Right to Use Agreement.

“Parties” or “Party” means Melco Crown Parties, any Melco Crown Party, Studio City Parties or any Studio City Party, as applicable.

“Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, governmental body or any other body with legal personality separate from its equity holders or members.

“Personnel” means MCE Personnel and/or SCIH Personnel, as the context requires.

“Proceeding” is defined in Section 6.1(b).

“Project Manager” is defined in Section 7.1.

“Quarterly Review Report” is defined in Section 3.2(f).

“Receiving Party” is defined in Section 4.3(a).

“SCIH” is defined in the recitals.

“SCIH Group” means SCIH and any Affiliate of SCIH.

“SCIH Personnel” means any employees, agents or other personnel of SCIH or any other member of the SCIH Group that perform work in connection with any Studio City Services.

“SCIH Services” is defined in Section 2.1(a).

“Service” or “Services” means the Melco Crown Service(s) and/or the Studio City Service(s), as the context requires.

“Service Modification” is defined in Section 2.1(c).

“Service Provider” means the Party who is to provide a Service.

“Service Recipient” means the Party who is to receive a Service.

“Services Charge Schedule” is defined in Section 3.2(c).

“Services and Right to Use Agreement” means the services and right to use agreement by and among Studio City Entertainment Limited and Melco Crown (Macau) Limited, dated May 11, 2007, as supplemented on 15 June 2014 and thereafter amended.

“Shareholders Agreement” means the Shareholders’ Agreement by and among MCE Cotai Investments Limited, New Cotai, LLC, MCE and SCIH (formerly Cyber One Agents Limited) dated July 27, 2011, as heretofore and hereafter amended.

“Significant Contested Item” means a charge contained in a Services Charge Schedule that deviates from the Item Projected Amount by 10% or more, which the Party being charged notifies the other Party in writing that it is a Significant Contested Item.

“Studio City’s Intellectual Property” is defined in Section 4.2(a).

“Studio City Party” and “Studio City Parties are defined in the preamble.

“Studio City Complex” is defined in the recitals.

“Studio City Service” and “Studio City Services” are defined in Section 2.1(a).

“Term” is defined in Section 5.1.

“Third Party Service Provider” means any subcontractor or agent of any Melco Crown Party or any Studio City Party who is engaged by such Melco Crown Party or Studio City Party to provide Services hereunder.

“Transition Period” is defined in Section Section 5.4.

“Work Agreement” is defined in Section 2.1(a).

1.2 USAGE; GENERAL RULES OF CONSTRUCTION

Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article or Section to this Agreement or to the applicable Work Agreement or an Article or Section thereof, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. “Herein”, “hereof” and “hereto” are references to this Agreement. Any definition of or reference to any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder. Any reference to a Party refers to such Party and its successors and permitted assigns.

ARTICLE 2

SERVICES

2.1 SERVICES

(a) Provision of Services. During the Term and subject hereto, (1) the relevant Melco Crown Party or Melco Crown Parties that enters or enter into a Work Agreement will provide or cause one or more members of the MCE Group to provide to one or more members of the SCIH Group the services set forth in such Work Agreement (each a “Melco Crown Service” and collectively, the “Melco Crown Services”), and (2) the relevant Studio City Party or Studio City Parties that enters or enter into a Work Agreement will provide or cause one or more members of the SCIH Group to provide to one or more members of the MCE Group the services set forth in such Work Agreement (each a “Studio City Service” and collectively, the “Studio City Services”). Each Work Agreement shall (A) be signed by the relevant Melco Crown Parties and relevant Studio City Parties, (B) include the applicable terms and details of Services as set forth in Schedule B and (C) except as specifically provided therein, be deemed to incorporate all of the terms and conditions set forth herein (“Work Agreement”). Each Work Agreement shall, to the extent applicable, contain:

(i)	a description of the project and the services to be performed or resources or assets to be provided (and any relevant specifications and/or service levels);

(ii)	a description of the tasks to be performed;

(iii)	a description of the deliverables, if any, to be produced (and any applicable acceptance/rejection procedures and/or criteria);

(iv)	the term and schedule for completion of each deliverable and/or stage of the project (and any applicable milestones);

(v)	the fees to be paid, the basis of fee calculation and a schedule for payment;

(vi)	any additional terms and conditions applicable to the services to be performed due to the specific nature thereof; and

(vii)	the conditions of termination of all or any portion of such Work Agreement.

For the avoidance of doubt, the Services to be provided shall only be those Services that the parties specifically agree to and which are set forth in a Work Agreement, together with any tasks not specifically described in a Work Agreement but that are inherent in, or necessarily required for the provision of the Services described in such Work Agreement (which shall be deemed included within the Services as if specifically described in such Work Agreement). If there is any conflict between the terms of the body of this Agreement and any Work Agreement, the terms of this Agreement will prevail, unless the Work Agreement explicitly states that it is intended to supersede the body of this Agreement.

Notwithstanding the above, each Party agrees and acknowledges that each Work Agreement (A) will be a separate contract and agreement made by and between the relevant Service Provider and Service Recipient for the project, services, tasks, resources, assets and/or deliverables to be provided and/or performed under such Work Agreement, and (B) will not form a part of, relate to or depend on any other Work Agreement (unless otherwise expressly provided for in any Work Agreement).

For the avoidance of doubt, no individual Service may be charged by Service Provider to Service Recipient under more than one Work Agreement or under any Work Agreement and under the Services and Right to Use Agreement.

(b) Standard of Care; Quality. Each Service Provider will deliver or cause to be delivered the Services that they are obligated to provide under each relevant Work Agreement to the relevant Service Recipient:

(i) in accordance with this Agreement, the reasonable instructions of the Service Recipient that are consistent with and within the scope of this Agreement and the relevant Work Agreement, and applicable Law;

(ii) in a timely, diligent and workmanlike manner;

(iii) with at least the equivalent degree of (and, in any event, no less than a reasonable degree of) effort, care and skill in providing the Services to Service Recipient as is applied, if applicable, in work done by the applicable Service Provider or member of its Group at or for other MCE Group operated properties or businesses; and

(iv) as otherwise specifically set forth in a Work Agreement.

(c) Service Modifications and Additional Services. Except as otherwise provided in a Work Agreement and, to the extent applicable, subject to Recital F of this Agreement, during the Term, the Parties to a Work Agreement may, in accordance with the procedures specified in this Section 2.1(c): (i) agree in writing to modify the terms and conditions relating to the performance of or payment for a previously agreed-upon Service to reflect, among other things, new procedures, processes or other methods of providing such Service (a “Service Modification”) or (ii) agree in writing upon terms and conditions relating to the provision of services that are in addition to any of the previously agreed-upon Services (an “Additional Service”).

(i) Change Requests. If either Party to a Work Agreement desires a Service Modification or an Additional Service (in each case, a “Change”), the Party requesting the Change will deliver a written description of the proposed Change (a “Change Request”) to the other Party as follows: (a) in the case of a Change Request by any Melco Crown Party, to Studio City Parties’ Project Manager; and (b) in the case of a Change Request by any Studio City Party, to Melco Crown Parties’ Project Manager.

(ii) Meeting of the Parties. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Project Manager of each Party to the relevant Work Agreement will meet in person or by telephone or correspond via email to discuss the Change Request no later than ten (10) Business Days after delivery of the Change Request to the other Party. Each Party shall consider any Change Request in good faith.

(iii) Approval of Service Recipient Change Requests. All Change Requests that are requested by a Service Recipient must be approved by the Service Provider’s Project Manager in writing before the Change may be implemented in accordance with Section 2.1(c)(v) below. Such consent may be withheld in the sole and absolute discretion of the Service Provider with respect to any Change Request for an Additional Service. Such consent may not be unreasonably withheld, conditioned or delayed by Service Provider with respect to any Change Request for a Service Modification; provided, however, the Parties agree that the Service Provider may condition such consent on the Service Recipient agreeing to (i) bear any increases in the Service Provider’s cost of performance resulting from such Change and (ii) reimburse the Service Provider for all reasonable documented out-of-pocket costs and expenses incurred by it as a result of the implementation of such Change.

(iv) Approval of Service Provider Change Requests. All Change Requests that are requested by a Service Provider must be approved by the Service Recipient’s Project Manager in writing before the Change may be implemented in accordance with Section 2.1(c)(v) below. Such consent may be withheld in the sole and absolute discretion of the Service Recipient with respect to any Change Request for an Additional Service. Such consent may not be unreasonably withheld, conditioned or delayed by Service Recipient with respect to any Change Request for a Service Modification; provided, however, the Parties agree that the Service Recipient may condition such consent on the Service Provider agreeing (i) not to pass to the Service Recipient any increases in the Service Provider’s cost of performance resulting from such Change, and (ii) to reimburse the Service Recipient for all reasonable documented out-of- pocket costs and expenses incurred by it as a result of the implementation of such Change.

(v) Implementation of Approved Change. If a Change Request is approved in accordance with this Section 2.1(c), then the applicable Work Agreement, and the definition of the Services, will be amended in accordance with Section 7.5 below as agreed by the Parties to reflect the implementation of the Change Request and any other agreed-upon terms or conditions relating to the Change.

(d) Personnel. Except as provided in a Work Agreement, MCE will have the sole and exclusive responsibility for MCE Personnel and SCIH will have the sole and exclusive responsibility for SCIH Personnel, including but not limited to responsibility for employment, supervision, direction and discharge of such Personnel and the payment of any and all compensation, necessary insurance for employees under applicable Law, employee benefits and other employment-related charges, liabilities, taxes and deductions with respect to such Personnel.

(e) Termination of Work Agreement. Each Work Agreement (and any Service contemplated thereby) shall terminate as provided in such Work Agreement or Section 5.2.

(f) Books and Records. During the Term and for three (3) years thereafter (or such longer period required by applicable Law), each Service Provider shall keep books and records of the Services provided and commercially reasonable supporting documentation of all charges and expenses incurred in providing such Services and of all Fees and shall produce written records that verify the dates and times during which all Services were performed and the calculation of all Fees. During the Term and for three (3) years thereafter (or such longer period required by applicable Law), each Service Provider shall make such books and records available to the Service Recipient (or its designee), upon reasonable advanced written notice, during normal business hours, for audit and inspection (including the right to make copies thereof at Service Recipient’s cost).

(g) Subcontractors. Each Service Provider shall be permitted to engage any Third Party Service Providers to perform any or all of their obligations under a Work Agreement without the prior written consent of the Service Recipient (to the extent consistent with such Service Provider’s use of Third Party Service Providers at MCE Resorts (in case of Melco Crown Parties being the Service Provider) or Studio City Complex (in case of Studio City Parties being the Service Provider). To the extent the Service Provider uses any Third Party Service Providers for any purpose, such Service Provider shall in all cases remain primarily liable for the acts and omissions of such Third Party Service Providers and shall remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the manner in which such Services are performed as set forth in Section 2.1 hereof and the content of the Services provided to the Service Recipient.

(h) Exclusive Remedy. Except as provided in Sections 6.1 and 6.3, if either Party breaches its obligations under Sections 2.1(a) or 2.1(b), the other Party’s exclusive remedy will be to:

(a) require the breaching party to perform or re-perform the relevant Services should the non-breaching Party reasonably determine that performance or re-performance of the associated Services is commercially practicable; and/or

(b) receive a refund from the breaching Party of any Fees (as defined below) paid for the relevant Services should the non-breaching Party reasonably determine that performance or re-performance of the associated Services is not commercially practicable or would not sufficiently compensate for the harm caused by the breach (as applicable).

Notwithstanding the foregoing, if the breach results from or otherwise involves bad faith, gross negligence or willful misconduct of the breaching Party, then the limitation of remedies in this Section 2.1(h) shall not apply.

2.2 OTHER RESPONSIBILITIES

General Obligations. The Service Recipient will be responsible for providing to Service Provider all reasonably necessary input and other information in Service Recipient’s possession or control in such format and level of detail requested by the Service Provider and that is reasonably necessary to allow the Service Provider to provide the Services requested (other than to the extent the applicable Work Agreement specifically provides that Service Provider is responsible to provide such input and other information). If the Service Recipient fails to comply with this Section 2.2, the Service Provider will be relieved of its obligations under Sections 2.1(a) and 2.1(b), as appropriate, solely to the extent such failure renders performance of the Services or the achievement of such standards described in such Sections impractical, impossible or economically not feasible. Service Provider will use commercially reasonable efforts to promptly notify Service Recipient in writing of any such failures.

ARTICLE 3

PAYMENT

3.1 FEES

(a) The Service Provider shall invoice the Service Recipient for fees and reasonable documented out-of-pocket expenses due pursuant to the payment schedule set forth in the applicable Work Agreement (“Fees”). Unless otherwise agreed in writing, the method of billing and payment is electronic and via bank remittance.

(b) To the extent not otherwise provided for in a Work Agreement, each of the Service Provider and the Service Recipient shall bear its own costs and out-of-pocket expenses incurred by it in connection with the provision and receipt of the relevant Services, including reasonable travel, lodging and meal expenses, mileage, copy costs, supplies, telecommunication charges and third party costs and expenses.

3.2 PAYMENTS / BILLING DISPUTES

(a) Invoices. To the extent not otherwise specified in a Work Agreement (or a purchase order thereunder), a Service Provider will use its reasonable efforts to issue an invoice to the relevant Service Recipient for the Services provided to such Service Recipient within twenty (20) days of the end of the month during which such Service was delivered or provided. Service Provider will, upon request, forward a copy of such invoice issued by it to the Project Manager of Studio City Parties.

(b) Payment Terms. To the extent not otherwise specified in a Work Agreement, all invoices issued by Service Providers in accordance herewith and the applicable Work Agreement will be payable within ten (10) days after the delivery of the invoice as set forth in Section 3.2(a) (the “Due Date”). All payments shall be made in Hong Kong or U.S. dollars or Macau patacas, as specified in the invoice to an account or accounts designated by the relevant Service Provider from time to time, or as set forth in the Work Agreement or by way of set-off if agreed by the Service Provider and the Service Recipient.

(c) Services Charge Schedule. Project Manager of Melco Crown Parties will prepare a monthly schedule (a “Services Charge Schedule”), setting forth a summary of all invoices issued by Melco Crown Parties or Studio City Parties, as the case may be, during the prior month. The Services Charge Schedule will set forth in reasonable detail a description of the Services provided by Melco Crown Parties or Studio City Parties, as the case may be, which must specify, at a minimum:

(i) the Work Agreement under which such Services were performed;

(ii) the name of Service Recipient, the date on which such Services were performed;

(iii) the date of the relevant purchase order and delivery (if applicable);

(iv) the amounts payable or paid therefor;

(v) the invoice numbers for the Services; and

(vi) reasonably detailed supporting documentation and calculations relevant to the amounts shown on the Services Charge Schedule.

The Project Manager of Melco Crown Parties shall provide a copy of the Services Charge Schedule to the Project Manager of the Studio City Parties no later than twenty (20) Business Days after the end of each month.

(d) Monthly Review Process. At the request of either Project Manager, within ten (10) Business Days after the delivery of a Services Charge Schedule, the Project Managers shall meet in person or by telephone to review the Services Charge Schedule and attempt in good faith to respond to any queries and resolve any disputes. If, based on such review process, the Project Managers agree that an adjustment should be made to an invoiced amount, an adjustment invoice for such adjustment shall be issued and signed by each of the Project Managers (the “Adjustment Documentation”). Such Adjustment Documentation shall be delivered to the relevant Service Recipient and Service Provider. The amount set forth in the Adjustment Documentation shall be paid within ten (10) days after the delivery thereof. Details of such Adjustment Documentation shall be included in the quarterly report for the relevant quarter as set out in Section 3.2(f). Any disputes (other than Significant Contested Items) not resolved in the monthly review process shall be addressed in the quarterly review process described below; provided, however, that any disputes shall not entitle the Service Recipient to withhold payment of any amounts invoiced unless such withheld amount (i) is being contested in good faith and (ii) is no greater than the amount in excess of the applicable amounts determined by reference to the MSM.

(e) Significant Contested Items. Notwithstanding sub-paragraph (d) above, in the event a Service Recipient identifies a Significant Contested Item within thirty (30) days after delivery of the Services Charge Schedule, the Service Provider’s Project Manager shall, upon being notified of such item, prepare and submit a written report setting out any good faith justifications for the relevant charge or deviation from the MSM. After consideration of the report in good faith, the Service Recipient may request a meeting of the Project Managers of MCE Group and SCIH Group and such other representatives of the Service Provider as reasonably appropriate in order to consider if any concerns with the delivery, pricing, allocation methodology, quality or efficiency of the relevant Services need to be addressed. The Parties shall meet in good faith to address any such concerns and if the Parties agree that any such concerns need to be addressed, the Parties shall work together in good faith to attempt to remedy such concerns as soon as practicable, including adjusting charges or providing credits or refunds for Services if appropriate. In case of any adjustments, credits, refunds or any other remedy agreed to be made by the Parties (“Agreed MSM Remedy”), each Party shall prepare a report setting forth the Agreed MSM Remedy in reasonable detail, which must include, at a minimum, the Significant Contested Item, the monetary adjustment to be made pursuant to the Agreed MSM Remedy and the date and procedures for effecting such adjustment. Such report shall be included in the relevant Quarterly Review Report and reviewed during the quarterly     review process described in Section 3.2(f). If the Parties are unable to agree on any of the foregoing within 30 days after delivery of the Services Charge Schedule, such disputes shall be resolved as set forth in Section 7.10.

(f) Quarterly Review Process. Within forty-five (45) days after the end of each calendar quarter, the Project Manager of Melco Crown Parties shall prepare and deliver a statement to the Chief Financial Officer of SCIH setting forth in reasonable detail a consolidated description of the Services performed by both Parties during the quarter, the date the Services were performed, the amounts payable and paid therefor and reasonable supporting documents (to the extent not provided with the relevant monthly Services Charge Schedule) (the “Quarterly Review Report”). The Quarterly Review Report shall also include a description of any adjustment made pursuant to the monthly review process described in Section 3.2(d), which must specify, at a minimum, the Work Agreement under which such adjustment was made, the name of Service Recipient, the amounts adjusted and the original invoice number for the Service (as applicable) and include any Adjustment Documentation and report any Agreed MSM Remedy. Within ten (10) Business Days after delivery of the Quarterly Review Report to the Chief Financial Officer of SCIH, the Project Managers will meet to review and determine any adjustments, credits or refunds that may be appropriate and agree to update the MSM to the extent necessary to reflect any changes to the business or the market. If the Parties are unable to agree on any of the foregoing within thirty (30) days after the delivery of the Quarterly Review Report, such disputes shall be resolved as set forth in Section 7.10.

(g) Settlement of Disputed Charges. Any disputed charges that are ultimately determined through the dispute resolution procedures set forth in this Section 3.2 or Section 7.10 to be invalid, shall, (i) if payment has already been made, be paid back or credited by the billing Party to the Service Recipient within five (5) Business Days after such determination is made, and (ii) if payment is due and has not already been made, be paid by the Service Recipient to the billing Party within five (5) Business Days after such determination is made.

ARTICLE 4

ADDITIONAL COVENANTS

4.1 RELATIONSHIP BETWEEN THE PARTIES

Each Melco Crown Party is deemed an independent contractor hired to provide the relevant Melco Crown Services, and each Studio City Party is deemed an independent contractor hired to provide the relevant Studio City Services. This Agreement does not constitute, create, give effect to or make either Party or any of its Group members agents, employees, franchisees, joint venturers, legal representatives or partners of the other Party or any of the members of its Group, and each Party will not and will cause the members of its Group not to represent otherwise to a third party. No employees, subcontractors or representatives of any member of either Party’s Group will be deemed to be employees, subcontractors or representatives of the other Party or any member of the other Party’s Group.

4.2 INTELLECTUAL PROPERTY

(a) Subject to Section 4.2(b) and applicable Law, any Non-gaming Intellectual Property developed by Melco Crown Parties for use solely in connection with the provision of the Melco Crown Services or developed by any Studio City Parties for use in connection with the Studio City business (“Studio City’s Intellectual Property”), provided that all customer data as to the non-gaming aspects of the Studio City business compiled or created (i) by the Melco Crown Parties, arising from or related to their provision of the Melco Crown Services, or (ii) by or on behalf of the Studio City Parties, shall constitute Studio City’s Intellectual Property. Melco Crown Parties shall not use any such Studio City’s Intellectual Property other than in connection with the performance of their obligations under this Agreement and any Work Agreement.

(b) Except as provided in Section 4.2(a), the following shall remain the property of Melco Crown Parties: (i) any previously developed and existing Intellectual Property of Melco Crown Parties, (ii) any improvements to, derivations of, modifications to, or derivative works of any Intellectual Property developed by Melco Crown Parties, (iii) any unique and proprietary processes or other Intellectual Property developed and/or utilized by Melco Crown Parties that is not developed solely for use in connection with the provision of Melco Crown Services (whether or not utilized in the performance of the Melco Crown Services), and (iv) subject to applicable Law, any Intellectual Property developed by Studio City Parties solely for Melco Crown Parties in relation to the Studio City Services (collectively, “Melco Crown’s Intellectual Property”). Except as provided in any Work Agreement, Melco Crown Parties and their Affiliates shall not be required hereunder to grant access to or share with Studio City Parties or use for the benefit of Studio City Parties Melco Crown’s Intellectual Property. None of the provisions set out in Sections 4.2(a) and 4.2(b) shall amend, modify or alter the intellectual property provisions of the Services and Right to Use Agreement.

(c) Melco Crown Parties acknowledge and agree that Studio City Parties are the sole and exclusive owner of Studio City’s Intellectual Property and that Studio City Parties shall retain all right, title and interest in, to and under Studio City’s Intellectual Property. Melco Crown Parties shall not in any way or manner represent to others that they own or have any ownership rights in Studio City’s Intellectual Property. Melco Crown Parties shall not apply for registration of any of Studio City’s Intellectual Property and any other mark, name, word or symbol that is confusingly similar to or a variation of same. Melco Crown Parties shall not make any use of Studio City’s Intellectual Property or any word or term that is confusingly similar thereto, in any manner, written, oral, or electronic, on the Internet as a domain name, or otherwise, without the express prior written consent of Studio City Parties. Melco Crown Parties agree and acknowledge that any and all goodwill accruing or arising from their past, present and future use of Studio City’s Intellectual Property shall be for the sole benefit of Studio City Parties or their licensees.

(d) Studio City Parties acknowledge and agree that Melco Crown Parties are the sole and exclusive owner of Melco Crown’s Intellectual Property and that Melco Crown Parties shall retain all right, title and interest in, to and under Melco Crown’s Intellectual Property. Studio City Parties shall not in any way or manner represent to others that they own or have any ownership rights in Melco Crown’s Intellectual Property. Studio City Parties shall not apply for registration of any of Melco Crown’s Intellectual Property and any other mark, name, word or symbol that is confusingly similar to or a variation of same. Studio City Parties shall not make any use of Melco Crown’s Intellectual Property or any word or term that is confusingly similar thereto, in any manner, written, oral, or electronic, on the Internet as a domain name, or otherwise, without the express prior written consent of Melco Crown Parties. Studio City Parties agree and acknowledge that any and all goodwill accruing or arising from their past, present and future use of Melco Crown’s Intellectual Property shall be for the sole benefit of Melco Crown Parties or their licensees.

4.3 CONFIDENTIALITY

(a) General. Each of MCE Group and SCIH Group (in each case, as applicable, the “Receiving Party”) will maintain all Confidential Information of the other (the “Disclosing Party”) in strict confidence, and the Receiving Party will disclose such Confidential Information only as authorized under this Agreement or a Work Agreement or as otherwise authorized in writing by the Disclosing Party. The Receiving Party shall only use such Confidential Information for the purpose of providing and receiving the Services or exercising any rights or remedies hereunder or under any Work Agreement, including:

(i) with respect to Service Provider, performing the Services hereunder for Service Recipient in accordance with the terms hereof; and

(ii) with respect to Service Recipient, receiving and enjoying the benefits of the Services.

The Receiving Party further agrees to take the same care with the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b) Definition of Confidential Information. For the purposes of this Agreement, “Confidential Information” means the following types of information and other information of a similar nature of the Disclosing Party, whether set forth in writing, disclosed or made available by the Disclosing Party’s representatives orally or in any other manner (or with respect to which the Receiving Party is provided access to the information by the Disclosing Party in connection with the Services or this Agreement), to the extent designated in writing by the Disclosing Party as “confidential” or would otherwise reasonably be expected to be treated as confidential due to the nature thereof:

(i) all non-public information and material of or relating to the Disclosing Party and its Affiliates (and of or relating to companies with which the Disclosing Party or its Affiliates has entered into confidentiality agreements or has other confidentiality obligations) which the Receiving Party obtains knowledge of or access to;

(ii) non-public Intellectual Property of the Disclosing Party which the Receiving Party or its agent, employee or representative, obtains knowledge of or access to;

(iii) business and financial information of the Disclosing Party including pricing, business plans, forecasts, revenues, expenses, earnings projections, sales data and any and all other non-public financial information which the Receiving Party or its agent, employee or representative obtains knowledge of or access to;

(iv) the terms and conditions of this Agreement; and

(v) the terms and conditions of the Work Agreements.

(c) Exceptions. Notwithstanding any of the foregoing, Confidential Information does not include information which:

(i) has been made generally available to the public (other than by acts of the Receiving Party or its Affiliates or their respective employees, attorneys, agents, consultants, advisors or representatives in violation of this Agreement or any other duty of confidentiality to the Disclosing Party by which they are bound);

(ii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement or other confidentiality obligations to the Disclosing Party in respect of such Confidential Information;

(iii) was within the possession of the Receiving Party prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party;

(iv) becomes available or known to the MCE Group as a service provider under the Services and Right to Use Agreement or a shareholder of SCIH (which such information shall be governed by the terms of the Services and Right to Use Agreement or the Shareholders Agreement, as applicable); or

(v) is independently developed by the Receiving Party or one of its employees, attorneys, agents, consultants, advisors or representatives without reference to or use of the Confidential Information.

Notwithstanding anything to the contrary herein, neither the Receiving Party nor any of its employees, attorneys, agents, consultants, advisors or representatives shall be precluded from disclosing Confidential Information:

(1) to its Affiliates, representatives and advisors on a need-to-know basis, in accordance with Section 4.3(d) hereof, or as permitted by the Shareholders Agreement,

(2) pursuant to the order of any court or administrative agency,

(3) as required by any applicable Law, including any regulation or requirement imposed by any applicable stock exchange or listing authority,

(4) upon the request or demand of any regulatory authority having jurisdiction over such Person or any of its Affiliates; provided that, in the case of the foregoing (2), (3) and (4), to the extent legally permissible, such Receiving Party shall provide the Disclosing Party with prompt notice of such request, demand or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy (and if the Disclosing Party seeks such an order, the Receiving Party shall provide such cooperation as the Disclosing Party may reasonably request (at the sole cost and expense of the Disclosing Party), to consult with the Disclosing Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request, demand or legal process), or to waive compliance, in whole or in part, with the terms of this Section 4.3; provided, further that, in the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance, in whole or in part, with the terms of this Section 4.3, the Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information which such Receiving Party is advised by counsel as legally required to be disclosed and shall use commercially reasonable efforts to ensure that all of the Disclosing Party’s Confidential Information so disclosed will be accorded confidential treatment,

(5) to any prospective purchaser of, or investor in, any or all of the assets, stock or the business of the Receiving Party or any of its subsidiaries, or to any current or prospective financier or any agent and/or trustee acting on their behalf (each a “Financier”) to the Receiving Party or any of its subsidiaries, provided that such Person executes and delivers a confidentiality agreement (or has previously executed and delivered a confidentiality agreement that remains in effect) containing obligations of confidentiality that are at least as protective, in all material respects, of the Disclosing Party’s Confidential Information as those set forth in this Section 4.3,

(6) to any Financier of a Receiving Party or any of its subsidiaries under financing arrangements that are in place on the Effective Date to the extent that such Financier is subject to a customary duty of confidentiality to the Receiving Party and/or one of its subsidiaries in respect of such Confidential Information, or

(7) as otherwise set forth herein.

(d) Receiving Party Personnel. The Receiving Party will limit access to the Confidential Information of the Disclosing Party to those Affiliates, employees and contractors having a need to know such information in order to exercise or perform the Receiving Party’s rights and obligations under this Agreement and the Work Agreements and subject to confidentiality obligations (or, with respect to third party contractors, written confidentiality agreements containing obligations of confidentiality) that are at least as protective, in all material respects, of the Disclosing Party’s Confidential Information as those set forth in Section 4.3.

(e) No Implied License. Without limiting the provisions of Section 4.2, no license or conveyance of any rights to any Intellectual Property is granted to the Receiving Party by the disclosure of Confidential Information pursuant to this Agreement or the Work Agreements.

(f) Survival. The obligations contained in this Section 4.3 will survive the termination or expiration of this Agreement in perpetuity; provided, however, that notwithstanding the foregoing, all Confidential Information also received or disclosed pursuant to any other agreement between any member of the MCE Group and any member of the SCIH Group will be governed by the confidentiality provision of any such agreement, to the extent applicable.

4.4 AUDIT ASSISTANCE

If either Party is subject to (i) a request from or audit by a governmental authority, standards organization or (ii) legal or arbitration proceedings in which such Party requests access to or an audit of books, records, documents or accounting practices and procedures pursuant to applicable Law, standards or contract provisions and such examination or audit relates to the Services, the other Party will provide (at sole cost and expense of the requesting Party) all reasonable assistance requested by the Party that is subject to the audit or proceedings in responding to such audits, requests for information, or legal or arbitration proceedings, to the extent that such assistance or information is (a) within the reasonable control of the cooperating Party and (b) related to the Services; provided that such assistance and provision of information shall be subject to the terms of Section 4.3.

ARTICLE 5

TERM AND TERMINATION; TRANSITION

5.1 TERM

This Agreement will commence on the Effective Date and shall terminate upon the earliest of: (a) any termination pursuant to Section 5.2; and (b) June 26, 2022, unless renewed or extended by mutual agreement of the Parties in writing (such term of this Agreement, the “Term”).

5.2 TERMINATION

This Agreement: (a) may be terminated by mutual agreement of Parties in writing; (b) shall automatically terminate if the Services and Right to Use Agreement is terminated in accordance with its terms; (c) may be terminated by any Party upon thirty (30) days prior written notice if all Work Agreements have been terminated and are no longer in effect; (d) may be terminated by Melco Crown Parties upon (i) the material breach by a Studio City Party of this Agreement which remains uncured after thirty (30) days of written notice provided by Melco Crown Parties of such breach or (ii) upon any MCE Change of Control Event; and/or (e) may be terminated by Studio City Parties upon the material breach by a Melco Crown Party of this Agreement which remains uncured after thirty (30) days of written notice provided by Studio City Parties of such breach. Upon the termination of this Agreement in accordance herewith, all of the Work Agreements shall automatically terminate.

5.3 EFFECT OF TERMINATION

(a) General. If this Agreement is terminated pursuant to Sections 5.1 or 5.2, all of the Parties’ obligations hereunder and under the Work Agreements will terminate, except that, in any event, Sections 1, 2.1(f) (for the time period set forth therein), 4.2, 4.3, 4.4, 5.4 (for the Transition Period), and 7.2 through 7.12, as well as Article 6, and this Section 5.3, will survive and the Parties’ rights to pursue all legal remedies for breaches of this Agreement will survive unimpaired. Following expiration or termination of this Agreement, each Party remains responsible for paying to the other Party all accrued but unpaid Fees through the date of termination, in accordance with Section 3.2. The termination of this Agreement will not be deemed to be an election of remedies by a terminating Party.

(b) Payment. All accrued and unpaid Fees for the Services shall be due and payable upon termination of this Agreement or particular Work Agreement with respect to such Services.

5.4 TRANSITION

In connection with (a) the termination of this Agreement and/or any Work Agreement (or portion thereof), for a period commencing on the date of the relevant termination notice and ending on the relevant date of termination of this Agreement or the relevant Work Agreement, or

(b) the expiration of this Agreement and/or any Work Agreement (or portion thereof), for the period commencing six months prior to the end of Term until the end of the Term, as the case may be, (the period specified in (a) and (b) above, the “Transition Period”), at the request of Service Recipient, Service Provider shall (and shall use its commercially reasonable efforts to cause its third-party vendors to) assist and cooperate and work together with Service Recipient to assist in the transition of the performance of such terminated Services or similar services by Service Recipient or by a third party engaged by Service Recipient to perform such Services or similar services; provided, however, that the Transition Period shall be extended, if additional time for transitioning of the performance of such terminated Services is reasonably required by the Service Recipient, by a number of days (in no circumstances to exceed 180 days) sufficient for such transitioning to be completed to the reasonable satisfaction of the Service Recipient (such extended period, the “Post-Termination Transition Period”), and only to the extent that (i) the Post Termination Transaction Period does not exceed 180 days nor extend beyond June 26, 2022; (ii) Service Recipient uses and continues to use all commercially reasonable endeavors to expedite the completion of such transitioning; and (iii) the transition services to be provided do not cause incremental interference to Service Provider’s business operations and are structured (as between the Service Provider and Service Recipient, each acting in good faith) in such a manner as to cause no incremental commercial risk or loss to the Service Provider, in each case as compared to such interference, risk or loss faced by Service Provider during the Term. Without limiting the foregoing, during the Transition Period, Service Provider shall:

(a) make available on a timely basis to Service Recipient all information and materials reasonably requested by Service Recipient about the Services and the information technology systems used in connection with the provision of such Services and deliver to Service Recipient such documents, records and information as are reasonably requested by Service Recipient, but excluding any such items that constitute Melco Crown’s Intellectual Property (if the Service Provider is one or more of the Melco Crown Parties) or Studio City’s Intellectual Property (if the Service Provider is one or more of the Studio City Parties);

(b) make reasonably available to Service Recipient (x) any Personnel of Service Provider (or any member of its Group) to answer questions that Service Recipient may have regarding the terminated Services or management and operation of its business and properties in relation to the terminated Services, and (y) any information technology systems of Service Provider (or any member of its Group) reasonably necessary to continue to manage and operate the Studio City Complex in relation to the terminated Services in substantially the same manner and functionality as prior to such termination;

(c) comply with any specific termination or transition provisions under any applicable Work Agreement; and

(d) reasonably cooperate with Service Recipient, at Service Recipient’s request, to assist in the development and installation of hardware and software systems as are reasonably necessary to continue to manage and operate its business and properties in relation to the terminated Services in substantially the same manner and functionality as prior to such termination; provided, however, that this obligation shall not include cooperation or assistance in the development and installation of any gaming-related hardware or software systems.

Immediately upon the termination or expiration of this Agreement or any applicable Work Agreement, Service Provider shall promptly deliver to Service Recipient copies of any and all documents, records and information in Service Provider’s possession relating to the terminated or expired Service and owned by Service Recipient or to which Service Recipient is otherwise entitled pursuant to this Agreement or the applicable Work Agreement, other than any such items that constitute Melco Crown’s Intellectual Property (if the Service Provider is one or more of the Melco Crown Parties) or Studio City’s Intellectual Property (if the Service Provider is one or more of the Studio City Parties).

Service Recipient will reimburse Service Provider for any reasonable and documented out of pocket costs and expenses incurred by Service Provider, and with respect to Personnel of the Service Provider, any reasonable labor and employment costs, in providing the foregoing transition services within ten (10) days after being invoiced therefor.

During the portion of any Transition Period that is prior to the expiration or termination of this Agreement or any Work Agreement (or portion thereof), the provisions of this Section 5.4 shall be in addition to, and not in substitution of, all other obligations under this Agreement and the relevant Work Agreement, including, without duplication, the obligations of Service Recipient to pay for the Services.

ARTICLE 6

INDEMNIFICATION; WARRANTIES; LIMITATION OF LIABILITY

6.1 INDEMNIFICATION

(a) Indemnity.

(i) Each Party shall indemnify and hold harmless the other Party and its Affiliates, and their respective employees, agents, officers and directors, from any and all liabilities, losses, damages, charges, deficiencies, fines, penalties, and costs and expenses (including, to the extent payable to a third party, special, exemplary, punitive and consequential damages, and reasonable legal fees, advisory and consulting fees and expenses and reasonable documented out-of-pocket costs of investigation and litigation of claims) (collectively, “Damages”) arising from any third-party claims, demands or complaints against the other Party as a result of or relating to such indemnifying Party’s (or its Affiliate’s) (1) breach of this Agreement (including any representations herein) or any Work Agreement, or (2) violation of applicable Law.

(ii) Service Provider shall indemnify and hold harmless Service Recipient and its Affiliates, and their respective employees, agents, officers and directors, from any and all Damages arising from (1) any claim, demand or complaint by or on behalf of a subcontractor of

Service Provider, Third Party Service Provider or Service Provider Personnel, or (2) any third- party claim, demand or complaint that the Services or deliverables provided by Service Provider or any Third Party Service Provider, or Service Recipient’s use thereof infringes or constitutes a misappropriation or other violation of the Intellectual Property rights of any Person (including pursuant to Section 4.2).

(b) Indemnity Procedures. If any claim or action is asserted against a party entitled to an indemnity hereunder (as applicable, the “Indemnified Party”) that would entitle such Indemnified Party to indemnification pursuant to this Section 6.1 (a “Proceeding”), the Indemnified Party will give prompt written notice thereof to the other Party (“Indemnifying Party”); provided, however, that the failure of any Indemnified Party to give timely notice hereunder will not affect its rights to indemnification hereunder, except to the extent that such failure actually prejudices the Indemnifying Party’s ability to defend against such Proceeding. The Indemnifying Party may elect to direct the defense or settlement of any such Proceeding by giving written notice to the Indemnified Party, which election will be effective immediately upon receipt by the Indemnified Party of such written notice of election. The Indemnifying Party will have the right to employ counsel to defend any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnifying Party deems it advisable to do so, all at the expense of the Indemnifying Party; provided that the Indemnifying Party will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (i) an unconditional release of the Indemnified Party from all liability with respect to all claims underlying such Proceeding; or (ii) the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed). An Indemnified Party will not settle, or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the Indemnifying Party. Each Indemnifying Party and Indemnified Party will fully cooperate with each other in any such Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to (x) participate in the defense and/or settlement of any Proceeding with its own counsel at its own expense, or (y) control, pay or settle any Proceeding which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party.

6.2 WARRANTIES; DISCLAIMER

Except as expressly set forth herein or in any Work Agreement, no Party makes any warranty in connection with the subject matter of this Agreement or any Work Agreement and each Party hereby disclaims any and all implied or statutory warranties, including all implied warranties of title, merchantability, non-infringement and fitness for a particular purpose regarding such subject matter. To the extent the relevant Service Provider or Service Recipient may not as a matter of applicable Law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such law.

6.3 LIMITATION ON LIABILITY

(a) Consequential and Other Damages. No Party shall be liable, whether contractually or extra-contractually or otherwise, for any special, indirect or consequential damages whatsoever which in any way arise out of, are related to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any service hereunder, including indirect loss of profits. The foregoing limitations do not apply to third- party claims that are subject to indemnification under Section 6.1 or any damages resulting from a breach by such Party of Section 4.3.

(b) Liability Cap. The aggregate liability of the relevant Party with respect to this Agreement or Work Agreement (other than with respect to the Service Recipient’s obligation to pay fees) or in connection with the performance, delivery or provision of any Service under the Work Agreement shall be limited to the fees paid or charged under the relevant Work Agreement; provided, however, that the foregoing limitation of liability under this Section 6.3(b) shall not apply to (i) a breach by such Party of Section 4.3, or (ii) such Party’s bad faith, gross negligence, willful misconduct or willful infringement of any rights in respect of Intellectual Property in connection with the performance, delivery or provision of the relevant Service by such Party (including Section 4.2).

6.4 INSURANCE

Each Party, at its sole cost, will maintain insurance coverage as described in Schedule C with insurance companies having a minimum current A.M. Best rating of A, S&P rating of A- or as otherwise reasonably acceptable to the other Party, with coverage in amounts customary for the size and nature of the Parties’ businesses. Except as otherwise provided in the relevant Work Agreements, all costs and deductible amounts will be for the sole account of the insuring Party and its subcontractors and agents.

6.5 LICENSES AND PERMITS

Each Party represents that it has obtained or, at its sole cost and expense, will obtain any authorization or permit required by applicable Law to conduct its business and to perform the Services it is performing. Each Party will cooperate with each other, at the expense of the Party who is required to obtain any authorization or permit, in obtaining such authorization or permit.

ARTICLE 7

GENERAL PROVISIONS

7.1 PROJECT MANAGER

Melco Crown Parties, on one hand, and Studio City Parties, on the other hand, will each appoint at least one project manager (a “Project Manager”) to facilitate communications and performance under this Agreement during the Term. Each Party may treat an act of a Project Manager of the other Party as being authorized by such Party without inquiring behind such act or ascertaining whether such Project Manager had authority to so act. As of the Effective Date, Melco Crown Parties’ Project Managers shall be the individuals named in Part 1 of Schedule D; and Studio City Parties’ Project Managers shall be the individuals named in Part 2 of Schedule D. Each Party will have the right at any time and from time to time to replace its Project Manager(s) by giving notice in writing to the other Party setting forth the name(s) of the Project Manager(s) to be replaced and the name(s) of the substituted Project Manager(s).

7.2 NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a Party may designate by written notice to the other Party):

If to Melco Crown Parties:

c/o: Melco Crown Entertainment Limited

City of Dreams, Estrada do Istmo, Cotai, Macau

Attention: Project Manager

Fax: +853 88673232

E-mail: jcampbell@cod-macau.com

with copies to:

Melco Crown (Macau) Limited

1/F unit A1, Flower City Building, 199-207 Rua de Évora, Taipa, Macau

Attention: Inês Antunes

Fax: +853 88673232

E-Mail: inesantunes@melco-crown.com

If to Studio City Parties:

Studio City, Estrada do Istmo, Cotai, Macau

Attention: Project Manager

Fax: +853 88677366

E-mail: timnauss@sc-macau.com

with copies to:

Melco Crown (Macau) Limited

1/F unit A1, Flower City Building, 199-207 Rua de Évora, Taipa, Macau

Attention: Inês Antunes

Fax: +853 88673232

E-Mail: inesantunes@melco-crown.com

7.3 FORCE MAJEURE EVENT

Neither Party will be liable or deemed to be in breach of this Agreement or the Work Agreements for failure, hindrance, limitation or delay of performance caused wholly or partly by a Force Majeure Event as long as the Party whose performance is affected by the Force Majeure Event notifies the other Party as promptly as practicable thereof and takes commercially reasonable efforts to overcome it and resume performance hereunder as soon as possible. For the avoidance of doubt, the foregoing sentence shall not apply to any failure or delay of performance of any payment obligation. If a Party’s performance is affected by a Force Majeure Event, the time for that Party’s performance will be extended or, as appropriate, suspended for the duration of the Force Majeure Event without liability, except as otherwise provided in this Agreement. Each Service Provider shall treat the Service Recipient in the same manner as any other recipient for the affected Services (or similar services), if any, in connection with the resumption of performance. During the period of a Force Majeure Event affecting performance by a Service Provider of any Service(s), the Service Recipient (a) shall be relieved of the obligation to pay Fees for such Services(s) throughout the duration of such Force Majeure Event, (b) shall be entitled to seek an alternative service provider with respect to such Service(s), and (c) shall be entitled to permanently terminate the relevant Work Agreement (or, if less than an entire Work Agreement is affected, the affected portions thereof) if a Force Majeure Event shall continue to exist for more than sixty (60) consecutive days, provided that the Service Recipient shall provide written notice of such termination to the Service Provider. Except as specifically provided for in respect of a Force Majeure Event, the foregoing shall not affect any other rights of the Service Recipient to terminate this Agreement or all or any portion of any Work Agreement.

7.4 FURTHER ACTIONS

Upon the reasonable request of a Party, the other Party will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at its own expense, any other documents and (c) take any other reasonable actions as the requesting Party may reasonably require, reasonably required to carry out the terms of this Agreement and the Work Agreements.

7.5 ENTIRE AGREEMENT AND MODIFICATION

This Agreement and the Work Agreements supersede all prior agreements between the Parties with respect to their subject matter, and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to their subject matter. This Agreement and the Work Agreements may not be amended, supplemented or otherwise modified except in a written document executed by the Parties. Notwithstanding the foregoing, neither this Agreement nor any Work Agreement shall modify, amend, alter or supersede in any way the Services and Right to Use Agreement or the Shareholders Agreement.

7.6 SEVERABILITY

If a court of competent jurisdiction or arbitral tribunal holds any provision of this Agreement or any Work Agreement invalid or unenforceable, the other provisions of this Agreement and each Work Agreement will remain in full force and effect. Any provision of this Agreement or any Work Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

Except as provided herein or in any relevant Work Agreement, no Party may assign any of its rights or delegate any of its obligations under this Agreement or the Work Agreements without the prior written consent of the other Party; provided, however, that, for the purposes of a Party securing financing, the proceeds of which will be used for such Party’s properties and businesses (a “Financing”), or complying with the terms of any Financing that exists as of the Effective Date, a Party may pledge or grant a security interest in this Agreement and the Work Agreements to a Financier which provides such Financing without the other Party’s consent; provided, further, however, that no Financier shall be required to assume the obligations of a Party under this Agreement or a Work Agreement (but may do so if it so elects), unless and until that Financier has exercised remedies under such security interest such that it becomes the counterparty to this Agreement or the relevant Work Agreement(s), in which event it shall be required to assume the obligations of such Party under this Agreement and the relevant Work Agreement(s) from and after the date thereof and the other provisions thereof.

7.8 JOINT AND SEVERAL LIABILITY

Each Melco Crown Party and each Studio City Party executing this Agreement agrees that it shall be jointly and severally liable for the payment of all amounts payable by Melco Crown Parties and Studio City Parties (respectively) hereunder and under any Work Agreement.

7.9 WAIVER

The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

7.10 RESOLUTION OF DISPUTES

(a) The Parties will cooperate in good faith and use commercially reasonable efforts to amicably resolve any Disputes. All Disputes shall be governed by the process set forth below:

(i) after each Quarterly Review, the SCIH Project Manager shall prepare a report on all unresolved Disputes to the SCIH Board of Directors (the “SCIH Board”), for discussion in the relevant quarterly meeting of the SCIH Board;

(ii) if, during any calendar quarter, there is an unresolved Dispute, or group of related unresolved Disputes, that involves less than US$3 million, and will not, with the passage of time and continuation of Services in accordance with past practice, exceed US$3 million in any calendar year, the SCIH Board, by a simple majority, shall have the sole authority to decide on the appropriate resolution of the unresolved Dispute(s);

(iii) if, during any calendar quarter, there is an unresolved Dispute, or group of related unresolved Disputes, that involves US$3 million or more, but less than US$8 million, or that, with the passage of time and continuation of Services in accordance with past practice will amount to US$3 million or more, but less than US$8 million, in any calendar year, the matter shall be referred to the Conflict Committee of SCIH, which, by a simple majority, shall have the sole authority to decide on the appropriate resolution of the unresolved Dispute(s);

(iv) if, during any calendar quarter, there is an unresolved Dispute or group of related unresolved Disputes that involves US$8 million or more, or that with the passage of time and continuation of Services in accordance with past practice will amount to US$8 million or more in any calendar year, the SCIH Board meeting and decision process will be as follows:

(A) before the relevant quarterly meeting of the SCIH Board, each member of the SCIH Board shall raise and discuss the unresolved Disputes with the relevant shareholder of SCIH whom the member is representing; and

(B) during the relevant quarterly meeting of the SCIH Board, if the unresolved Disputes cannot be resolved unanimously by the SCIH Board, the SCIH Board shall refer the unresolved Dispute(s) to the shareholders of SCIH for resolution; and

(v) If the SCIH Shareholders fail to resolve the unresolved Dispute(s) within thirty Business Days after such Board meeting, SCIH, or the applicable Studio City Party, if so directed by the SCIH Board member representing the disinterested shareholder within 120 days after such Board meeting shall refer such unresolved Dispute(s) to arbitration, with one arbitrator for Dispute(s) of US$8 million and less than US$15 million and with three arbitrators for Dispute(s) of US$15 million or more, in accordance with the provisions of Section 7.10(b).

(vi) If the SCIH Board members representing disinterested shareholders fail to refer an unresolved Dispute(s) to arbitration, within such 120 day period, then the issue(s) shall be resolved in favor of the applicable Melco Crown Party.

(vii) Upon referral of a Dispute to arbitration, any actions taken by SCIH in connection solely with respect to such arbitration shall be as determined by the SCIH Board members representing disinterested shareholders. For the avoidance of doubt, the provision in this Subsection 7.10(a)(vii) applies only to matters undertaken in connection with the arbitration proceedings and does not extend to other matters under this Agreement or any Work Agreement.

(b) In the event any Dispute(s) are to be arbitrated pursuant to Agreement, the Disputes shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force at the time the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of the arbitration shall be in Hong Kong. Unless otherwise agreed by the Parties, the appointment of such arbitrator or arbitrators shall be made by the HKIAC. The arbitrator or arbitrators shall be entitled to engage financial or other experts to the extent reasonably necessary to assist them in reaching their decision regarding the dispute. The arbitration proceedings shall be conducted in English. The arbitral tribunal and the Parties may by agreement hold hearings in any location convenient to the arbitral tribunal and the Parties, including by teleconference and videoconference; in the absence of such agreement, hearings will be held in Hong Kong. When any Dispute occurs and when any Dispute referred to arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations, and shall be entitled to exercise their respective rights under this Agreement or the relevant Work Agreement.

(c) In the event of any such arbitration, members of the MCE Group, in addition to presenting arguments as a Service Provider or Service Recipient, may also present, and the arbitrator(s) shall take into consideration, arguments as an equity holder of SCIH, as to why the Melco Crown Party’s position is in the best interest of SCIH and the Studio City Parties.

(d) The cost of any arbitration shall be borne equally by the applicable Studio City Party and the applicable Melco Crown Party.

7.11 INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE

Each Party acknowledges and agrees that the other Party may be damaged irreparably if certain terms of this Agreement (including the Work Agreements) are not performed in accordance with their specific terms and that any breach of any of such Sections by the other Party may not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled, at law or in equity, it will be entitled to seek, through arbitration or in a court of competent jurisdiction, specific performance, temporary, preliminary and permanent injunctive relief, and other interim measures or preliminary orders to prevent breaches or threatened breaches of any such provisions.

7.12 GOVERNING LAW

This Agreement will be governed by and construed under the laws of Hong Kong without regard to conflicts of laws principles that would require the application of any other law.

7.13 NON-EXCLUSIVITY

This Agreement is non-exclusive and either Party may contract with other parties for the procurement or sale of comparable services; provided, however, that any such arrangement shall not relieve such Party from paying Fees or from performing its obligations under the terms of any Work Agreement.

7.14 TIME IS OF THE ESSENCE

The Parties agree time is of the essence and that the timing of performance of the Services set forth in the applicable Work Agreements are material terms of this Agreement.

7.15 COUNTERPARTS

This Agreement and the Work Agreements may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

7.16 ACCESSION

Any subsidiary of any Party to this Agreement may accede to this Agreement after the date hereof by executing a supplemental agreement in the form attached hereto as Exhibit B, countersigned by MPEL Services Limited and Studio City Services Limited.

[The remainder of this page is intentionally blank.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Studio City International Holdings Limited		Studio City Ventures Limited

By:	/s/ Timothy Green NAUSS	By:	/s/ Timothy Green NAUSS
Name:	Timothy Green NAUSS	Name:	Timothy Green NAUSS
Title:	Property CFO	Title:	Property CFO

Studio City Entertainment Limited		Studio City Services Limited

By:	/s/ Timothy Green NAUSS	By:	/s/ Timothy Green NAUSS
Name:	Timothy Green NAUSS	Name:	Timothy Green NAUSS
Title:	Property CFO	Title:	Property CFO

Studio City Hotels Limited		Studio City Developments Limited

By:	/s/ Timothy Green NAUSS	By:	/s/ Timothy Green NAUSS
Name:	Timothy Green NAUSS	Name:	Timothy Green NAUSS
Title:	Property CFO	Title:	Property CFO

Studio City Retail Services Limited

By:	/s/ Timothy Green NAUSS
Name:	Timothy Green NAUSS
Title:	Property CFO

[Signature Page to Master Services Agreement]

MPEL Services Limited		Melco Crown COD (GH) Hotel Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

Melco Crown (COD) Hotels Limited		Melco Crown (COD) Retail Services Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

Melco Crown (COD) Developments Limited		Altira Developments Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

Altira Hotel Limited		Melco Crown (Macau) Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

COD Theatre Limited		Golden Future (Management Services) Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

[Signature Page to Master Services Agreement]

MPEL Properties (Macau) Limited		Melco Crown COD (CT) Hotel Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

Melco Crown Hospitality and Services		MCE Travel Limited
Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

Melco Crown Security Services Limited		MCE Transportation Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

Melco Crown COD (HR) Hotel Limited		MCE Transportation Two Limited

By:	/s/ CHUNG, Yuk Man	By:	/s/ CHUNG, Yuk Man
Name:	CHUNG, Yuk Man	Name:	CHUNG, Yuk Man
Title:	Director	Title:	Director

[Signature Page to Master Services Agreement]

EXHIBIT A

Master Services Model

MCE / Studio City

Master Services Model

		Estimate to be Charged (USD ‘000)
W.A. No.	Nature of Services	1 Nov 2015 to 31 Dec 2015	2016	Notes
1	Sale of purchase of FFE, Inventory & Supplies
	FFE			Adhoc. Individual transactions are subject to advance approval of the Studio City CFO (“SC CFO”). Not possible to estimate dollar value.
	Inventory & Supplies			Adhoc. Transactions are at cost plus 5% or Fair Market Value if item is over 2 years old and has a unit cost greater than 10,000 MOP.

2	Corporate Services
	Corporate Fee	5,000	40,000
	Senior Vice Presidents	612	3,400

3	Pay-as-used Corporate Charges
	Audit and taxation advisory fees	191	821
	Insurance	1,219	5,401
	Legal	1,032	1,512
	Other			Adhoc.

4	Operational / Property Shared Services (Non-Gaming)

	Charges by MCE Group to Studio City	409	2,178
	Marketing
	F&B Senior Management & Admin	99	564
	Retail Senior Management & Admin	24	126
	Hotel Senior Management & Admin	—	—
	Sales	207	1,057
	Entertainment Projects	151	861
	Mall Development	76	430
	Fitness Centre	14	84

	Finance (Financial Planning and Analysis, Project & Fixed Assets, Non-Gaming Control, General Ledger and Tax, Accounts Payable)	836	4,655
	Entertainment Technology	1,192	7,153
	Human Resources – Macau	49	200
	IT Services	896	4,433
	Contact Centre	603	3,241
	Office Usage Charge for all above departments	1,787	10,717
	Retention Bonus & Annual Bonus for all above departments	1,541	8,381
	Dedicated Operational Services	41,121	246,813
	Visitor Agent Services	50	600

	Charges by SC Group to MCE
	Studio City Office Charge to MCE	138	829
	SC Vacant Office Credit	267	1,602

5	Shared Limo Services - MCE Fleet
	Transportation / Limo - Payroll	638	3,479
	Transportation / Limo - Vehicle Costs	121	724

6	Aviation Charges
	Helicopter			Adhoc and per price schedule
	Jet			Adhoc and subject to prior approval by the SC CFO.

7	Collection & Payment Services	—	—	Services are provided by each party free of charge.

8	Shared Limo Services - SC Fleet	—	—	No services to be rendered under this Work Agreement at this time

EXHIBIT B

Supplemental Agreement

                         , a                        , by execution hereof, agrees to be bound by the terms of the Agreement among                        and                         , dated as of                        , 2015, as subsidiary of [a Melco Crown Party / a Studio City Party] (as such term is defined therein).

Dated:

By:

Acknowledged and Agreed:

By:

By:

SCHEDULE A-1

List of Studio City Parties

•	Studio City International Holdings Limited

•	Studio City Entertainment Limited

•	Studio City Hotels Limited

•	Studio City Retail Services Limited

•	Studio City Developments Limited

•	Studio City Ventures Limited

•	Studio City Services Limited

SCHEDULE A-2

List of Melco Crown Parties

•	Melco Crown (COD) Hotels Limited

•	Melco Crown (COD) Developments Limited

•	Altira Hotel Limited

•	COD Theatre Limited

•	Melco Crown COD (GH) Hotel Limited

•	Melco Crown (COD) Retail Services Limited

•	Altira Developments Limited

•	Melco Crown (Macau) Limited

•	MPEL Services Limited

•	Golden Future (Management Services) Limited

•	MPEL Properties (Macau) Limited

•	Melco Crown Hospitality and Services Limited

•	Melco Crown Security Services Limited

•	Melco Crown COD (HR) Hotel Limited

•	Melco Crown COD (CT) Hotel Limited

•	MCE Travel Limited

•	MCE Transportation Limited

•	MCE Transportation Two Limited

SCHEDULE B

Items for Inclusion in Each Work Agreement to the Extent Applicable

1.	Project name

2.	Work Agreement number

3.	Date of Work Agreement

4.	Names of Service Recipient(s) and Service Provider(s)

5.	Description of Services, including:

a.	Services to be performed under this Work Agreement

b.	Location (as applicable) at which Services are being performed

6.	Service requirements, including:

a.	Scope of the project for which the Service Provider(s) will provide Services (as applicable)

b.	Tasks to carry out the scope of the project;

c.	Specific timelines for performance of the works as well as milestones (as applicable)

7.	Delivery requirements (as applicable), including:

a.	Frequency and timing of the delivery

b.	Location at which the deliverables are to be delivered

8.	Term, including:

a.	Work Agreement commencement and completion dates

b.	Renewal of the term, as applicable

c.	Milestones, as applicable

9.	Compensation terms, including:

a.	Fees applicable to the Services being provided

b.	Method of payment, as applicable

c.	Invoicing procedures, as applicable

10.	Purchase orders, as applicable

11.	Termination provisions, as applicable

a.	Grounds for termination

b.	Consequences of termination

SCHEDULE C

Schedule of Insurance Coverage

1.	Property Damage

2.	Third Party Liability

3.	Any other legally-required insurances, including (but not limited to) employee compensation and motor third party liability insurances

SCHEDULE D

Project Managers

Part 1. Melco Crown Parties’ Project Managers:

Janelle Campbell, Senior Vice President, Finance (Macau)

Part 2. Studio City Parties’ Project Managers:

Tim Nauss, Property CFO